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                                   EXHIBIT 99
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Tuesday October 10, 1:12 pm Eastern Time

Press Release

International Fuel Technology Announces Letter of Understanding to Purchase Interfacial Technologies, UK Ltd.

ST. LOUIS--(BUSINESS WIRE)--Oct. 10, 2000--A Letter of Understanding has been executed between International Fuel Technologies, Inc. (IFT) (OTC BB: IFUE - news), a St. Louis-based company involved in the development of pollution control technologies, and Interfacial Technologies (UK) Ltd. (Interfacial), located in Manchester, England, which has developed an additive-based diesel fuel technology that specifically targets NOx and other pollution emissions from engines, as well as increased engine performance.

IFT and Interfacial have agreed to merge their operations in a stock transaction in which Interfacial shareholders will receive, in the aggregate, one share of IFT for every share of IFT outstanding as of November 1, 2000. Upon completion of the merger, the new company will be re-named PEER Technologies, Inc., for Performance Enhanced Emission Reduced Technologies. The merger is subject to the negotiation and execution of a definitive agreement containing customary terms and conditions. The merger is also conditioned upon board of director, shareholder and regulatory approvals, as well as the completion of satisfactory due diligence.

"Our merger with Interfacial will be a significant first step in the execution of our strategy for pursuing a multi-technology platform, focused on solving pollution emission problems and enhancing engine performance." said William Lindenmayer, President of IFT.

"The urea-based treatment of diesel fuel created by the founders of Interfacial addresses the problem of NOx emissions from diesel fuel engines, which has been targeted by the EPA and the California Air Resources Board (CARB) as an especially serious problem. With regulations already existing that mandate serious reductions in NOx emissions by 2007, we believe a relationship that brings together the PEER technology and the technology of Interfacial makes tremendous sense."

Development of the core formula for Interfacial's fuel treatment began in 1995, and allows for elimination of phase separation problems associated with water, alcohol and hydrocarbon blended fuels. Unlike most urea-based technologies now on the market that require two separate tanks for the storage and blending of the diesel fuel and the urea formulation, Interfacial has discovered a method of blending the urea formula and diesel fuel in one tank. This solution should avoid costly retrofitting and OEM design and manufacturing changes as the deadline for meeting the EPA and CARB NOx regulations approaches.
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Interfacial is working with an intermediate chemical manufacturing company located in the United States, which will manufacture the specialty additive needed to blend the fuel. The additive formulation will then be sent to one or several refinery operators who will blend the final fuel to each customer's specifications. This will enable Interfacial to distribute its blended fuel worldwide to a wide variety of users who have special fuel needs. Interfacial is in the process of negotiating contracts with the additive manufacturer and a refinery located in Europe, which will be the initial commercial market targeted by Interfacial.

The revenue stream from its formula is anticipated to be derived through licensing agreements with refiners and distributors that call for royalty payments to Interfacial on a per gallon basis. The derivation of income for Interfacial is not unlike the current royalty payment per gallon being generated by Unocal for the use of its emission control technology.

"We are excited to be joining forces with IFT, which brings our formula together with the PEERfuel(TM) system." stated Ian Williamson, one of the founders of Interfacial. "By combining resources, we believe we can produce a revolutionary set of solutions for the problems created by pollution emissions, while at the same time work to enhance engine performance and fuel economy. Important too is the opportunity to gain synergies in areas such as distribution, sales and marketing, and corporate management where we can use each company's efforts to enhance the value of the other."

Jonathan R. Burst, Chief Executive Officer of IFT, explained the importance of this step to the company's strategy of creating an incubator for a variety of pollution control technologies. "Despite the seriousness of the pollution problems facing not just the United States, but also the rest of the world, it is hard for companies to find the type of financial and intellectual support needed to bring a new technology to market. It is our intended strategy to seek additional technologies that both compliment technologies already in place, like the Interfacial/PEERfuel(TM) relationship, as well as attack different problems in a variety of industries." stated Burst.

Upon completion of the merger, Interfacial will become a separate division of the new PEER Technologies company, and the existing operations under the PEERfuel(TM) technology will also become a separate division. Lindenmayer explained that the intention is to allow for separate operations within each technology, therefore the decision to set each up as its own division. A corporate team will immediately be put in place to oversee the generation of opportunities among the various divisions. The new company will remain headquartered in St. Louis, with each division maintaining operations at to-be-determined sites.

Statements contained in this release that are not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to obtain financing adequate to fund its operations, the company's ability to generate revenues, the company's ability to develop a market for its products and other factors more fully
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described in the Company's literature and its filings with the Securities and
Exchange Commission.

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Contact:
     International Fuel Technology Inc., St. Louis
     William Lindenmayer, 314/727-3333
     www.peerfuel.com
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